Exhibit 99(i)


                              SEWARD & KISSEL LLP
                                901 K Street, NW
                              Washington, DC 20001
                                   Suite 800
                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com




                                                          August 13, 2014


AllianceBernstein Cap Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

            We have acted as counsel for AllianceBernstein Cap Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value $.0001 per share, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock, Advisor Class Common Stock, Class 1 Common Stock and Class 2 Common Stock, as applicable, (each a "Class" and collectively, the "Shares") of AllianceBernstein Multi-Manager Select Retirement Allocation Fund, AllianceBernstein Multi-Manager Select 2010 Fund, AllianceBernstein Multi-Manager Select 2015 Fund, AllianceBernstein Multi-Manager Select 2020 Fund, AllianceBernstein Multi-Manager Select 2025 Fund, AllianceBernstein Multi-Manager Select 2030 Fund, AllianceBernstein Multi-Manager Select 2035 Fund, AllianceBernstein Multi-Manager Select 2040 Fund, AllianceBernstein Multi-Manager Select 2045 Fund, AllianceBernstein Multi-Manager Select 2050 Fund and AllianceBernstein Multi-Manager Select 2055 Fund, each a portfolio of the Company (the "Portfolios"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

            As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A (as so amended, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in which this letter is included as Exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

            Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

            We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof.


                                               Very truly yours,


                                               /s/ Seward & Kissel LLP